Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Financial Results for the Fourth Quarter and Year End 2009

CAMBRIDGE, MA — February 11,2010 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009 the Company reported a net loss of $14.7million, compared to a net loss of $18.4 millionfor the same period in 2008.  For the year ended December 31, 2009, the Company reported a net loss of $64.0 million compared to a net loss of $62.6 million for the same period in 2008.  At December 31, 2009, the Company had cash, cash equivalents, and marketable securities of $95.7 million, compared to $108.5 million at December 31, 2008.

“Momenta is poised for a pivotal year in 2010,” commented Craig A. Wheeler, President and Chief Executive Officer. “We continue to believe the FDA will approve the ANDA for generic Lovenox®.Together with our collaborative partner Sandoz,we are prepared for a potential launch. The FDA review of the ANDA for the second complex mixture product in our pipeline, generic Copaxone®, is also well underway.  Our novel drug candidates, products of Momenta’s proprietary analytical platform, are advancing. We begin 2010 financially strong and committed to developing needed medicationsthat will deliver value to patients,” he concluded.

2009 Highlights:

•                  In 2009the FDAcontinued to reviewthe ANDA for M-Enoxaparin, a generic version Lovenox.  During the year the agency inspected the manufacturing supply chain and,we believe, we have now satisfactorily resolved all of the outstanding technical and regulatory issues relating to approval.

•                  We made considerable progress in the regulatory, product and process development activities required to support the approval and commercialization for M356, a generic version of Copaxone.

•                  We announced positive Phase 2a studyresults for M118, Momenta’s novel anticoagulant, supporting its potential to become the baseline anticoagulant of choice forpatients with acute coronary syndromes (ACS).

•                  We presented preclinical data for M402, a novel oncology product candidate, at the American Association for Cancer Research meeting. M402, a rationally designed molecule with a novel mechanism of action, was shown to inhibit tumor metastasis in two murine models, providing a rationale for further clinical development.

•                  The Momenta Board of Directors was strengthenedwith the addition of Bruce L. Downey, former Chairman and CEO of Barr Laboratories.

•                  We completed a $46.8 million follow-on offering of Momenta stock.

Financial Results

Revenue for the fourth quarter of 2009 was $5.6 million, compared to $2.9 million for the same period in 2008.  For the year ended December 31, 2009, revenue was $20.2 million, compared to $14.6 million for2008.  The increase in revenue in both periods was a result of an increase in reimbursable expenses associated with the development of our M356 program.

Research and development expenses for the fourth quarter of 2009 were $14.2 million, compared to $15.4 million for the same period in 2008. The decrease in research and development expenses from fourth quarter 2008 to fourth quarter 2009 principally resulted from a decrease in clinical development costs associated with the completion of the M118Phase 2a clinical trial in June 2009. For the year ended December 31, 2009, research and development expenses were $60.6 million, compared to $55.3 million for 2008.  The year-over-year increase in research and development expenses was primarily due to increased manufacturing and third-party research and development expenditures associated with our M356 program.

General and administrative expenses for the fourth quarter of 2009 totaled $6.1 million, compared with $6.2 million for the same period in 2008.  For the year ended December 31, 2009, general and administrative expenses were $23.8 million, compared to $24.6 million for 2008.  The decrease in general and administrative expenses for the year was primarily due to a decrease in professional fees.

Conference Call Information

Management will host a conference call on Thursday, February 11, 2010 at 10:00 am EST to discuss these results and provide an update on the Company.  To access the call, please dial (877) 419-6603 (domestic) or (719) 325-4835(international) prior to the scheduled conference call time and provide the access code 9660744. A replay of the call will be available approximately two hours after the call and will be accessible through February 25, 2010.  To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and provide the access code 9660744.

A live audio webcast of the call will be available on the “Investors” section of the

Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through March 13, 2010.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.  Momenta was founded in 2001 based on technology initially developed at the Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the timing, review and inquiries regardinggeneric Lovenox  regulatory submissions, our product development plans, and the Company’s revenue, expenses and other results of operations, including the quarter and year ended December 31, 2009, current and future development efforts and commercialization efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
Assets
Cash and marketable securities	$95,650	$108,531
Restricted cash	1,778	1,778
Other assets	21,023	21,892
Total assets	$118,451	$132,201
Liabilities and Stockholders’ Equity
Current liabilities	$16,340	$19,092
Other liabilities	7,949	13,604
Stockholders’ equity	94,162	99,505
Total liabilities and stockholders’ equity	$118,451	$132,201

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Collaboration revenue	$5,646	$2,941	$20,249	$14,570
Operating expenses:
Research and development*	14,232	15,377	60,612	55,301
General and administrative*	6,057	6,200	23,800	24,591
Total operating expenses	20,289	21,577	84,412	79,892
Loss from operations	(14,643)	(18,636)	(64,163)	(65,322)
Other income (expense), net	(46)	266	151	2,685
Net loss	$(14,689)	$(18,370)	$(64,012)	$(62,637)
Basic and diluted net loss per share	$(0.34)	$(0.50)	$(1.60)	$(1.74)
Shares used in computing basic and diluted net loss per share	43,615	36,476	40,056 056	35,960

*Includes stock-based compensation of the following:
Research and development	$1,072	$382	$4,377	$3,124
General and administrative	$1,443	$1,663	$6,378	$6,090

CONTACT:

Momenta Pharmaceuticals, Inc.

Beverly Holley, Director of Investor Relations

bholley@momentapharma.com

(617) 395-5189

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